Exhibit 99.2

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES PRIVATE OFFERING OF $250 MILLION OF SENIOR NOTES DUE 2020

HOUSTON, October 27, 2014 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has commenced a private offering to eligible purchasers, subject to market and other conditions, of $250 million aggregate principal amount of 7.50% senior notes due 2020. Carrizo intends to use the net proceeds from the proposed offering to fund the acquisition of oil and gas properties located in the Eagle Ford Shale from Eagle Ford Minerals, LLC, for $243.0 million, net of working capital adjustments and for general corporate purposes. $93.0 million was paid at closing which was funded from borrowings under the existing revolving credit facility which will be repaid with net proceeds from the offering. The remaining $150.0 million will be paid on a deferred basis no later than February 16, 2015 with borrowings under the existing revolving credit facility.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act and non-U.S. persons under Regulation S under the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this news release that are not historical facts, including but not limited to those relating to the proposed notes offering, the use of proceeds from the notes offering, and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond Carrizo’s control, including those described in Carrizo’s Form 10-K for the year ended December 31, 2013 and in Carrizo’s other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and Carrizo undertakes no obligation to correct or update forward-looking information.